Exhibit 5.1

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E-Mail: lsilverman@cgsh.com

February 26, 2018

HSBC USA Inc.

452 Fifth Avenue

New York, New York 10018

Ladies and Gentlemen:

We have acted as special counsel to HSBC USA Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (including the documents incorporated by reference therein, but excluding Exhibits 25.1, 25.2 and 25.3, the “Registration Statement”), relating to the offering from time to time, together or separately and in one or more series (if applicable), of senior debt securities and subordinated debt securities (the “Debt Securities”), preferred stock, without par value, of the Company (the “Preferred Stock”), depositary shares representing Preferred Stock (the “Depositary Shares”), warrants for the purchase of Debt Securities, index warrants, interest rate warrants and universal warrants, excluding any warrants issued pursuant to the Warrant Indenture dated as of May 16, 2016, by and between the Company and Wells Fargo Bank, National Association, as Trustee (collectively, the “Warrants”), purchase contracts with respect to securities of one or more issuers, currencies, commodities, indices or formulas, or one or more indices or baskets of the foregoing (the “Purchase Contracts”) and units comprised of any combination of one or more Debt Securities, Preferred Stock, Depositary Shares, Warrants and Purchase Contracts (the “Units”). The Debt Securities, Preferred Stock, Depositary Shares, Warrants, Purchase Contracts and Units are referred to herein collectively as the “Securities.”

The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Debt Securities may be either senior debt securities or subordinated debt securities. Senior debt securities may be issued pursuant to the Senior Indenture, dated as of March 31, 2009 (as supplemented, the “Senior Indenture”), by and between the Company and Wells Fargo Bank, National Association, as Trustee. Subordinated debt securities may be issued pursuant to the Subordinated Indenture, dated as of October 24, 1996 (as supplemented, the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), by and between the Company and Deutsche Bank Trust Company Americas (successor to Bankers Trust Company), as Trustee. The foregoing Indentures have been filed with the Commission as exhibits to the Registration Statement.

The terms of the Preferred Stock are to be established in Articles Supplementary to the Company’s Articles of Incorporation (the “Articles Supplementary”). The Depositary Shares are to be issued from time to time under one or more deposit agreements (each such deposit agreement, a “Deposit Agreement”) to be entered into between the Company and a depositary to be named therein (the “Depositary”). The Warrants are to be issued from time to time under one or more warrant agreements (each such warrant agreement, a “Warrant Agreement”) to be entered into between the Company and a warrant agent to be named therein. The Purchase Contracts are to be issued from time to time under one or more purchase contract agreements (each such purchase contract agreement, a “Purchase Contract Agreement”) to be entered into between the Company and a purchase contract agent to be named therein. The Units are to be issued from time to time under one or more unit agreements (each such unit agreement, a “Unit Agreement”) to be entered into between the Company and a unit agent to be named therein.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement; and

(b)	copies of the Senior Indenture and the Subordinated Indenture, each filed or incorporated by reference as exhibits to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.           The Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.

2.           The Depositary Shares to be sold by the Company, upon the due issuance by the Depositary of depositary receipts (including any master depositary receipt issued in connection therewith) evidencing such Depositary Shares against the deposit of the shares of Preferred Stock in respect thereof in accordance with the provisions of the applicable Deposit Agreement, will be validly issued and the persons in whose names the depositary receipts are registered will be entitled to the rights specified therein and in the Deposit Agreement.

3.           The Warrants will be the valid, binding and enforceable obligations of the Company.

4.           The Purchase Contracts will be the valid, binding and enforceable obligations of the Company.

5.           The Units will be the valid, binding and enforceable obligations of the Company.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (y) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed above, we have further assumed that (i) prior to the issuance of the Securities, the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the terms of any agreement governing those Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to the issuance of the Securities, the Company will duly authorize, execute and deliver any agreement necessary with respect to the Securities or contemplated by the Securities, any agreement governing the Securities or the Registration Statement, and the Company will take any other appropriate corporate action; (iii) the Indentures will conform to the Indentures incorporated by reference as an exhibit to the Registration Statement; (iv) any receipts evidencing Depositary Shares, Warrants, Purchase Contracts or Units and any agreement governing the Securities will be governed by New York law; (v) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing those Securities and in the manner contemplated by the Registration Statement and the related prospectus describing the Securities and the offering thereof; (vi) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto; and (vii) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinions expressed in paragraph 1 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

We express no opinion regarding any Preferred Stock that may be represented by any Depositary Shares or received upon exercise of any Warrants or Purchase Contracts or included in any Units referred to in paragraphs 2, 3, 4, and 5 above, respectively.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities or agreement (notwithstanding any waiver thereof) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars, or if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

In giving the foregoing opinion, we have assumed the correctness, without independent investigation, as to matters relating to the law of the State of Maryland, of the opinion of DLA Piper LLP, a copy of which is filed as Exhibit 5.2, and our opinion is subject to all of the limitations and qualifications contained therein. Except insofar as we have assumed the correctness of matters relating to the law of the State of Maryland, the foregoing opinions are limited to the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Opinions” and in any prospectus supplements related thereto, as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as a part of the Registration Statement (Exhibit 5.1). In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Leslie N. Silverman
Leslie N. Silverman, a Partner